Exhibit 10.20

NON-DISCLOSURE, NON-SOLICITATION, NON-COMPETITION AND DISPUTE RESOLUTION AGREEMENT

In consideration of your continued employment as SVP – Chief Accounting Officer with J. Crew Group, Inc. and its affiliates (collectively, the "Company") and for other good and valuable consideration, receipt of which is hereby acknowledged, effective as of January 22, 2013, you and the Company agree as follows:

1.  Agreement Not to Disclose Confidential Information. In the course of your employment with or provision of services to the Company, you have and will have acquired and have had access to confidential or proprietary information about the Company, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its vendors and suppliers, the Company’s merchandising, marketing and/or creative policies, practices, concepts, strategies, and methods of operations, inventory, pricing and price change strategies, possible new product lines, future merchandise designs, patterns, fabrication or fit information, internal policies, pricing policies and procedures, cost estimates, employee lists, training manuals, financial or business projections, unannounced financial data such as sales, earnings or capital requirements, possible mergers, acquisitions or joint ventures and information about or received from vendors and other companies with which the Company does business.  The foregoing shall be collectively referred to as “Confidential Information.”  You are aware that the Confidential Information is not readily available to the public.  You agree that during your employment or provision of services and for a period of three (3) years thereafter, you will keep confidential and not disclose the Confidential Information to anyone or use it for your own benefit or for the benefit of others, except in performing your duties as our employee or agent.  You agree that this restriction shall apply whether or not any such information is marked “confidential.”

All memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “material”) compiled by you or made available to you during your employment (whether or not the material contains confidential information) are the property of the Company and shall be delivered to the Company on the termination of your employment or at any other time upon request.  Except in connection with your employment, you agree that you will not make or retain copies or excerpts of the material.

2.  Agreement Not to Engage in Unfair Competition. You agree that your position with the Company requires and will continue to require the performance of services which are special, unique, extraordinary and of an intellectual and/or artistic character and places you in a position of confidence and trust with the Company.  You further acknowledge that the rendering of services to the Company necessarily requires the disclosure of confidential information and trade secrets of the Company.  You agree that in the course of your employment with or rendering of services to the Company, you will develop a personal acquaintanceship and relationship with the vendors and other business associates of the Company and knowledge of their affairs and requirements.  Consequently, you agree that it is reasonable and necessary for the protection of the goodwill and business of the Company that you make the covenants contained herein.  Accordingly, you agree that:

(a) while you are in the Company’s employ and for the period of six months after the termination of your employment, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company, render services to or accept employment, either directly as an employee or owner, or indirectly, as a paid or unpaid consultant or independent contractor of any entity identified on Schedule A  hereto (as may be updated by the Company and communicated to you from time to time); and

(b) while you are in the Company’s employ and for the period of twelve months after the termination of your employment, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company recruit, hire, solicit, or employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an employee of or consultant to the Company, or persuade or attempt to persuade any employee of or consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

3. Termination Without Cause. Should your employment be (a) terminated by the Company without “Cause,” as defined below; and (b) the Company does not consent at your written request to waive any of the post-employment restrictions contained in Section 2(a) above, and (c) you execute and deliver to Company an irrevocable Separation Agreement and Release, within 60 days after your termination of employment (and any payment that constitutes non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended and any regulations thereunder (the “Code”) that otherwise would be made within such 60-day period pursuant to this paragraph shall be paid at the expiration of such 60-day period), in a form acceptable to the Company,  the Company will (i) pay you a lump sum amount equal to the product of (x) the annual bonus, if any, that you would have earned based on the actual achievement of the applicable performance objectives in the fiscal year which includes the date of your termination of employment had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the date of your termination through the date of such termination and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company, but in no event later than the 15th day of the third month following the end of the year with respect to which such bonus was earned;  (ii) continue to pay your then-current base salary, less all applicable deductions, according to the company’s normal payroll practices for six (6) months immediately following your last date of employment (“Termination Date”) (collectively, the “Salary Continuation Payments”); and (iii) reimburse you for out-of-pocket COBRA payments paid by you to continue your group health benefits for such six-month period, provided you submit relevant supporting documentation to the company evidencing such payments. Notwithstanding anything herein to the contrary, however, your right to receive the foregoing payments shall terminate effective immediately and be of no force and effect upon the date that you become employed or are retained by another entity as an employee, consultant or otherwise, with or without compensation, and you agree to notify the Executive Vice-President of Human Resources in writing prior to the effective date of any such employment.  If you fail to so notify the Executive Vice-President of Human Resources, (a) you will forfeit your right to receive the payments described above (to the extent the payments were not theretofore paid) and (b) the company shall be entitled to recover any payments already made to you or on your behalf.

Notwithstanding the foregoing, in the event you are a “specified employee” (within the meaning of Section 409A(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) on the Termination Date and the Salary Continuation Payments to be paid to you within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then: (i) any portion of the Salary Continuation Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth above; (ii) any portion of the Salary Continuation Payments that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth above; (iii) any portion of the Salary Continuation Payments that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the Termination Date or, if earlier, on the date of your death; and (iv) any portion of the Salary Continuation Payments that is payable after the Initial Payment Period shall be paid at the times set forth above.  It is intended that each installment, if any, of the payments and benefits, if any, provided to you under this Section 3 shall be treated as a separate “payment” for purposes of Section 409A of the Code.

“Cause” shall mean gross incompetence; failure to comply with the company’s policies including, but not limited to, those contained in the company’s Associate Handbook or Code of Ethics and Business Practices; indictment, conviction or admission of any crime involving dishonesty or moral turpitude; falsification of employment applications, records, or any work product for the Company; participation in any act of misconduct, insubordination or fraud against the company; use of alcohol or drugs which interferes with your performance of your duties or compromises the integrity or reputation of  the company; and unauthorized absence from work other than as a result of disability.    No payment will be required if the Company elects in its sole discretion to waive the post-termination restrictions on your employment contained in Section 2(a) herein or if the conditions set forth in this Section 3 are otherwise not met.

4.  Termination With Cause or Resignation of Employment. If the Company terminates your employment and such termination is for "Cause," as defined above, or if you resign your employment for any reason, then the Company shall pay you all wages due through the Termination Date.  In the event of termination for Cause or your resignation, the Company will not pay any severance or Salary Continuation Payments, and the restrictions contained in Sections 1 and 2 above will remain in full force and effect unless waived by the Company.

5.  Term.  The term of this agreement shall be three (3) years, beginning on the date signed by you, as set forth below, and terminating on the third anniversary of such date; provided however, that it shall automatically renew for further terms of one (1) year each upon the same terms and conditions herein, unless the Company provides written notice of non-renewal to you at least 30 days prior to the expiration of the initial term or any renewal term.

Notwithstanding the foregoing, in the event that your employment terminates prior to the expiration of any term, you shall remain subject to the post-termination restrictions contained in Sections 1 and 2 hereof and Section 6 hereof and shall be entitled to the severance payment contained in Section 3 hereof provided that the terms and conditions applicable thereto have been satisfied.

6.  Dispute Resolution and Arbitration

(a) Any and all justiciable controversies, claims or disputes that you may have against the Company and/or the Company may have against you arising out of, relating to, or resulting from your employment with the Company, or the separation of your employment with the Company, including claims arising out of or related to this Agreement, shall be subject to mandatory arbitration (“Mandatory Arbitration”) as set forth herein.   The mutual obligations by the Company and you to arbitrate differences provide mutual consideration for this Mandatory Arbitration provision.  Prior to commencing arbitration, if any such matter cannot be settled through negotiation, then the parties agree first to try in good faith to settle the dispute by mediation through a mediator selected by the mutual agreement of both parties. If any such matters cannot be resolved by mediation within 30 days of the Company or you requesting mediation (or such longer period as to which you and the Company agree in writing), they shall be finally resolved by final and binding arbitration.  The parties shall select a neutral arbitrator and/or arbitration sponsoring organization by mutual agreement. If the parties are not able to mutually agree to an arbitrator and/or arbitration sponsoring organization, the arbitration will be held under the auspices of the American Arbitration Association (“AAA”), and except as otherwise provided in this Agreement, shall be in accordance with the then current Employment Arbitration Rules of the AAA, which may be found at www.adr.org or by using an internet search engine to locate “AAA Employment Arbitration Rules”).  The arbitrator, and not any federal, state or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Mandatory Arbitration provision. Subject to remedies to which a party to the arbitration may be entitled under applicable law, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. All arbitral awards shall be final and binding, and the arbitration will be conducted in the City of New York, New York, in accordance with the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). A judgment of a court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration.

(b) You agree that any actual or threatened breach by you of the covenants set forth in Sections 1 and 2 of this agreement would result in irreparable harm to the Company for which monetary damages alone would be an insufficient remedy.  Thus, without limiting Section 6 (a) herein, either party may pursue temporary and/or preliminary injunctive relief in a court of competent jurisdiction for specific performance of the restrictions in Sections 1 and 2 of this Agreement, tortious interference with prospective employment and/or the protection of confidential information and/or trade secrets, prevention of unfair competition, or enforcement of post-employment contractual restrictions or rights related to same; provided, however, that all issues of final relief shall continue to be decided through arbitration, and the pursuit of the temporary and/or preliminary injunctive relief described herein shall not constitute a waiver of the parties’ agreement to arbitrate by any party. Both you and the Company expressly waive the right to trial by jury.

7.  Severability.  If any provision of this agreement, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions.  Moreover, if any one or more of the provisions contained in this agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.

8.  At-Will Employment.  This agreement is limited to the foregoing terms and shall not be construed to create any relationship between you and the Company other than at-will employment for all purposes.  This agreement supersedes any and all prior agreements concerning the subject matter hereof, and any severance amounts or obligations of the Company to you referenced herein shall be in lieu of, and not in addition to, any such amounts or obligations in prior agreements.

9.  Governing Law.  Subject to the applicability of the Federal Arbitration Act as stated in Section 6 of this agreement, all other terms of this agreement and all other rights and obligations of the parties thereto shall be interpreted and governed by the laws of the state of New York.

10. Section 409A of the Code.  If any provision of this agreement (or any award of compensation or benefits provided under this agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with 409A and the Company agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code.

AGREED TO AND ACCEPTED		J. Crew Group, Inc.

Signature:	/s/ Joan Durkin	Signature:	/s/ Lynda Markoe
Name:	Joan Durkin	Name:	Lynda Markoe
		Title:	EVP – Human Resources

Date:	February 18, 2013	Date:	February 20, 2013

SCHEDULE A TO NON-DISCLOSURE,

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

Unless waived in writing by the Company, the post-termination restrictions on employment contained in Section 2(a) above shall apply to employment with any entity doing business under the names set forth below, as well as their parent, subsidiary, and affiliate companies or joint venture partners, in the United States, Canada, the United Kingdom, Hong Kong, The People’s Republic of China and any other countries or territories where the Company conducts or has material plans to conduct business as of the Termination Date:

Abercrombie & Fitch
Aeropostale, Inc.
American Eagle Outfitters, Inc.
ANN, Inc.
Brooks Brothers Group, Inc.
C.Wonder, LLC
Coach, Inc.
Fifth & Pacific Companies, Inc. (formerly Liz Claiborne, Inc.)
Gap, Inc.
Giorgio Armani S.p.A.
Limited Brands, Inc.
LVMH Moet Hennessey – Louis Vuitton SA
Michael Kors, Inc.
Ralph Lauren Corporation
Tory Burch LLC
Urban Outfitters, Inc.

Any retail apparel start-up operated by one of the above companies and all brands or divisions operated by one of the above companies.

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